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EXHIBIT 21


                     STOKELY-VAN CAMP, INC. AND SUBSIDIARIES

                         Subsidiaries of the Registrant


                                                                State or Country
Subsidiary                                                      of Incorporation
----------                                                      ----------------

The Gatorade Company                                            Delaware
Gatorade Puerto Rico Company                                    Delaware
The Gatorade Company of Australia Pty. Ltd.                     Australia
Quaker de (Chile) Ltda                                          Chile
SVC Equipment Company                                           Delaware
SVC Latin America, Inc.                                         Delaware
SVC Latin America, LLC                                          Delaware
SVC Manufacturing, Inc.                                         Delaware




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